UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

200 Riverfront Boulevard
Elmwood Park, New Jersey		07407
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry into a Material Definitive Agreement.

Amendment to Credit Facility

In July 2005, Sealed Air Corporation (the “Company”) reported the establishment of a $500 million senior unsecured multi-currency revolving credit facility, among the Company, three of the Company’s subsidiaries, banks and financial institutions party thereto (the “Lenders”), and Citicorp USA, Inc., as agent for the Lenders (the “Credit Agreement”).  The Credit Agreement was later amended by a letter amendment on June 13, 2007.  Additionally, the expiration date of the facility has been extended by two years.  On December 12, 2008, the parties to the Credit Agreement entered into a further amendment to the Credit Agreement, which amendment is included in this Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item (the “Amendment”).  The Amendment modifies some definitions and calculations of the financial covenants in the Credit Agreement, including changes to the definition of earnings before interest, taxes, depreciation and amortization (“EBITDA”).  In addition, while the current total amount available for borrowing under the Credit Agreement is approximately $472 million, the Amendment also provides a mechanism to increase the total facility size to a maximum of $750 million. This does not represent a commitment by the Lenders to increase the facility size; rather, it provides the Company with a simplified method of requesting an increase at a later date if desired and market conditions permit.  The facility has an expiration date of July 26, 2012.

The Amendment modifies:  (i) the “Accounting Charges” definition to exclude charges related to intangible assets; (ii) the “Consolidated Interest Expense” definition to incorporate certain amounts paid under the Company’s accounts receivable securitization program; and (iii) the “Consolidated Net Debt” definition to provide for a lower threshold cash balance, and also adds a provision to remove a lender who is in bankruptcy or under receivership and to downsize the facility accordingly.

The Amendment provides for:  up-front fees for timely agreement to the Amendment; increased facility fees; and increased drawn pricing.  The “Base Rate” definition has been modified to include additional interest rate protection to the Lenders.  Lastly, the Amendment provides for springing subsidiary guarantees if the Company’s long-term senior unsecured debt ratings by both Moody’s and Standard & Poor’s fall below investment grade.

No material relationships exist between the Company or its affiliates and any of the other parties to the Credit Agreement, except that (1) BNP Paribas and affiliates of Citicorp USA, Inc. are parties to the Company’s Australian dollar 170 million, dual-currency revolving credit facility, and (2) Calyon Corporate and Investment Bank participates in the Company’s accounts receivable securitization program.  The Company and its subsidiaries maintain ordinary banking and investment banking relationships with many of the Lenders.

Item 9.01                         Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description
10.1

Amendment to the Revolving Credit Facility, dated as of December 12, 2008, among the Company, certain of the Company’s subsidiaries, banks and financial institutions named therein, and Citicorp USA, Inc., as agent for the lenders.

Cautionary Notice Regarding Forward Looking Statements

Some of the statements made by the Company in, or incorporated by reference in, this Current Report on Form 8-K are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  raw material costs; general economic and market conditions; credit availability, ratings and pricing; the success of the Company’s growth, profitability and global manufacturing strategies and its cost reduction and productivity program; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings..  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:	/s/ Mary A. Coventry
Name:	Mary A. Coventry
Title:	Vice President

Dated:  December 15, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1

Amendment to the Revolving Credit Facility, dated as of December 12, 2008, among the Company, certain of the Company’s subsidiaries, banks and financial institutions named therein, and Citicorp USA, Inc., as agent for the lenders.